Exhibit 4.7

WARRANT AGREEMENT

This Warrant Agreement, dated as of                     , is entered into by and among Keystone Bank, an Alabama state bank (the “Company”), and the individual directors listed on the signature pages of this Agreement (the “Directors”).

Recital

A. In recognition of the efforts made and financial risks undertaken by the Directors while acting as organizers in organizing the Company, the Company desires to issue to each Director a Warrant to purchase a specified number of shares of the common stock of the Company, par value $10 per share (the “Common Stock”).

Agreement

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings provided, or elsewhere as referred to, in this Article:

1.01 “Business Day” shall mean a day other than a Saturday, Sunday, a legal holiday, or other day on which the commercial banks in Prattville, Alabama are required by law to remain

1.02 “Closing Date” shall mean the closing of the public offering of the Common Stock on March 1, 2007.

1.03 “Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

1.04 “Common Stock Equivalent” shall mean warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or warrants, options, subscriptions, or purchase rights with respect to such convertible or exchangeable securities.

1.05 “Company” shall have the meaning set forth in the Preamble to this Agreement.

1.06 “Eligible Holders” means, as of a particular date, all of the holders of Warrants or Warrant Shares.

1.07 “Exercise Price” means $10 per Warrant Share and shall not be less than 100% of the Fair Market Value of a share of Common Stock on date the Warrant is issued to a Warrantholder.

1.08 “Exercise Time” means the Warrants will vest and become exercisable and transferable in equal increments over a period of five years and will remain exercisable for a ten-year period following the Closing Date, provided that the Warrant shall terminate if the Director ceases to serve as a director of the Company for any reason.

1.09 “Expiration Date” means each Warrant shall expire at 5:00 P.M., Alabama time, on the tenth anniversary of the Closing Date, or if such day is not a Business Day, the next succeeding day which is a Business Day.

1.10 “Fair Market Value” of a share of Common Stock on any particular date means the average between the bid and ask prices quoted on such date by the National Daily Quotation Service, or on the National Association of Securities Dealers Automated Quotation (the “NASDAQ”) System, or a registered securities exchange, if listed thereon. In the event that both bid and ask prices are not so quoted, then the Fair Market Value shall be the bid price determined by the National Association of Securities Dealers, Inc. (the “NASD”) local quotations committee as most recently published in a daily newspaper of general circulation in Autauga County, Alabama. In the event that no such bid price is published, then Fair Market Value shall be the fair market value as determined by the Board of Directors of the Company. In order to satisfy the exemption from Code Section 409A then, notwithstanding any provision in this Warrant Agreement to the contrary, in the event the Fair Market Value of a share of Common Stock is not established by an established securities market, any such determinations of Fair Market Value shall be based on a reasonable valuation method so as to ensure that the Exercise Price per Warrant Share is not less than 100% of the Fair Market Value on the date the Warrant is issued to a Warrantholder.

1.11 “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, or government or any department or agency thereof.

1.12 “SEC” means the Securities and Exchange Commission.

1.13 “Securities Act” means the Securities Act of 1933, as amended.

1.14 “Warrant Certificate” shall have the meaning set forth in Section 2.02.

1.15 “Warrantholders” means the Directors and any other holders of Warrants, which have been transferred or assigned to such Persons in accordance with the terms of this Agreement.

1.16 “Warrants” means the Warrants represented by the initial Warrant Certificates issued to the Directors under this Agreement and all other Warrant Certificates that may be issued in their place (together initially evidencing the right to purchase an aggregate of 175,000 shares of Common Stock).

1.17 “Warrant Shares” means Common Stock purchasable upon exercise of the Warrants or any other securities for which the Warrants may become exercisable pursuant to Section 3.01.

ARTICLE II

GRANT, DURATION AND EXERCISE OF WARRANTS

Section 2.01. Grant of Warrants. Each Warrantholder is hereby granted the right to purchase the Warrant Shares, at any time on or after the appropriate Exercise Time and before the Expiration Date, at the Exercise Price, subject to the terms and conditions of this Agreement.

Section 2.02. Warrant Certificate. The Warrants shall be evidenced by one or more warrant certificates (each a “Warrant Certificate”) in the form of Exhibit “A” attached hereto and incorporated herein by reference, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

Section 2.03. Duration of Warrants. Each Warrantholder may exercise the Warrants at any time and from time to time after the appropriate Exercise Time, and before 5:00 P.M., Alabama time, on the appropriate Expiration Date. If any of the Warrants either (i) do not vest at the appropriate Exercise Time or (ii) are not exercised on or prior to the appropriate Expiration Date, they shall become void.

Section 2.04. Exercise of Warrants.

(a) Each Warrantholder may exercise any of the Warrants by presentation and surrender of the Warrant Certificate representing the Warrants to the Company at its principal executive offices or at the office of its stock transfer agent, if any, with a Subscription Form in the form attached hereto as Exhibit “B” duly executed and accompanied by payment (by wire transfer, certified, or bank check) of the full Exercise Price for each Warrant Share to be purchased.

(b) Upon receipt of the Warrant Certificate representing the Warrants, together with the Subscription Form duly executed and accompanied by payment of the aggregate Exercise Price for the Warrant Shares for which the Warrants are then being exercised, the Company shall cause to be issued certificates for the total number of whole shares of Common Stock for which the Warrants are being exercised (adjusted to reflect the effect of any antidilution provisions contained in Article III of this Agreement, if any, and as provided in Section 2.06 by any Warrantholder in such denominations as are requested for delivery to such Warrantholder), and the Company shall thereupon deliver such certificates to such Warrantholder. Such Warrantholder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Warrantholder. Upon exercise of such Warrants, the Company may require such Warrantholder to make such representations, and may place such legends on certificates representing the Warrant Shares and require such legal opinions, as may be reasonably required in the opinion of counsel to the Company to permit the Warrant Shares to be issued without such registration.

(c) In the event that any Warrantholder shall exercise Warrants with respect to less than all of the Warrant Shares that may be purchased under the Warrant Certificate representing the Warrants, the Company shall execute a new Warrant Certificate in the form of Exhibit “A” representing Warrants to purchase the balance of such Warrant Shares and deliver such new Warrant Certificate to such Warrantholder.

Section 2.05. Reservation of Shares. The Company hereby represents that there are now 175,000 shares of Common Stock authorized but unissued and reserved for issuance and delivery upon exercise of the Warrants, and agrees that at all times there shall be reserved for issuance and delivery upon exercise of the Warrants such number of shares of Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of the Warrants. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

Section 2.06. Fractional Shares. The Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of any Warrants nor shall it be required to issue scrip or pay cash in lieu of fractional interests, and in any case where a Warrantholder would, except for the provisions of this Section, be entitled under the terms of this Agreement to receive a fraction of a share upon the exercise of any Warrants, the Company shall, upon the exercise of such Warrants in accordance with Section 2.04, round any fraction up or down to the nearest whole number of shares purchasable upon exercise of such Warrants.

ARTICLE III

ADJUSTMENT OF NUMBER AND KIND OF WARRANT SHARES

PURCHASABLE AND OF EXERCISE PRICE

The Exercise Price and the number and kind of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article.

Section 3.01. Mechanical Adjustments.

(a) If at any time prior to the exercise of the Warrants in full, the Company shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class); (ii) subdivide, reclassify, or recapitalize outstanding Common Stock into a greater number of shares; (iii) combine, reclassify, or recapitalize its outstanding Common Stock into a smaller number of shares; or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), the number and kind of Warrant Shares and the Exercise Price in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification, or recapitalization shall be adjusted so that each Warrantholder shall be entitled to receive the aggregate number and kind of shares which, if the Warrants had been exercised in full immediately prior to such event, it would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, or the effective date, in the case of a subdivision, combination, recapitalization, to allow the purchase of such aggregate number and kind of shares; provided, however, that the provisions of this Section shall not apply to any grants or issuances under any incentive compensation plan of the Company.

(b) In the event that at any time, as a result of any adjustment made pursuant to Section 3.01(a), a Warrantholder thereafter shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in the manner and on the terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 3.01(a) or this Section 3.01(b).

Section 3.02. Preservation of Purchase Rights in Certain Transactions. In case of any reclassification, capital reorganization, or other change of outstanding shares of Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of the Warrants) or in case of any sale, lease, transfer, or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the Company shall cause such successor or purchasing corporation, as the case may be, to execute with the Warrantholders an agreement granting the Warrantholders the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to receive upon exercise of the Warrants the kind and amount of shares and other securities and property which they would have owned or have been entitled to receive, after the happening of such reclassification, change, consolidation, merger, sale, or conveyance, had the Warrants been exercised immediately prior to such action. Such agreement shall provide for adjustments in respect of such shares of stock and other securities and property, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. In the event that in connection with any such reclassification, capital reorganization, change, consolidation, merger, sale, or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution, or payment, in whole or in part, for, or of, a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of this Article. The provisions of this Section shall similarly apply to successive reclassification, capital reorganizations, consolidations, mergers, sales, or conveyances.

Section 3.03. Forms of Warrant Agreement and Warrant Certificates After Adjustments. The forms of this Warrant Agreement and any Warrant Certificates issued in connection herewith need not be changed because of any adjustments in the Exercise Price or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the applicable Warrant Certificate, as initially issued.

Section 3.04. Treatment of Warrantholders. Prior to due presentment for registration of transfer of the Warrants, the Company may deem and treat a Warrantholder as the absolute owner of the Warrants (notwithstanding any notation of ownership or other writing hereon) for all purposes and shall not be affected by any notice to the contrary.

ARTICLE IV

OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDERS

Section 4.01. No Rights as Shareholders; Notice to Warrantholders. Nothing contained in this Agreement or any Warrant Certificate shall be construed as conferring upon any Warrantholder the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company. The Company shall give notice to the Warrantholders by certified mail if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

(a) the Company shall authorize the payment of any dividend payable in any securities upon shares of Common Stock or authorize the making of any distribution (other than a regular cash dividend or cash distribution paid out of funds legally available therefor and in the ordinary course of business) to all holders of Common Stock;

(b) the Company shall authorize the issuance to all holders of Common Stock of any additional shares of Common Stock or Common Stock Equivalents or of rights, options or warrants to subscribe for or purchase Common Stock or Common Stock Equivalents or of any other subscription rights, options or warrants;

(c) a dissolution, liquidation, or winding up of the Company shall be proposed; or

(d) a capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or any consolidation or merger of the Company with or into another corporation (other than consolidation or merger which the Company is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding) or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety.

Such giving of notice shall be initiated at least two Business Days prior to the date fixed as a record date or effective date or the date of closing of the Company’s stock transfer books for the determination of the shareholders entitled to such dividend, distribution or issuance, or for the determination of the shareholders entitled to such dividend, distribution or issuance, or for the determination of the shareholders entitled to vote on such proposed reorganization, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or issuance, or such proposed reorganization, dissolution, liquidation or winding up.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made and sent when delivered, or mailed by registered or certified mail, return receipt requested pursuant to Section 8.10.

Section 4.02. Lost, Stolen. Mutilated, or Destroyed Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated

Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate representing warrants of like denomination and tenor as, and in substitution for, such Warrant Certificate. Upon receipt by the Company of evidence reasonably satisfactory to it of theft, destruction, or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, or indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

ARTICLE V

SPLIT-UP, COMBINATION

EXCHANGE, AND TRANSFER OF WARRANTS

Section 5.01. Split-Up, Combination, Exchange, and Transfer of Warrants. Subject to the provisions of Section 5.02 of this Agreement, any Warrant Certificate issued pursuant to this Warrant Agreement may be split up, combined or exchanged for another Warrant Certificate or Certificates containing the same terms to purchase a like aggregate number of Warrant Shares. If a Warrantholder desires to split up, combine, or exchange any Warrant Certificate issued pursuant to the Warrant Agreement, it shall make such request in writing delivered to the Company and shall surrender to the Company such Warrant Certificate to be so split-up, combined, or exchanged. Upon any such surrender for a split-up, combination, or exchange, the Company shall execute and deliver to the person or persons entitled thereto a Warrant Certificate or any Warrant Certificate issued pursuant to this Warrant Agreement, as the case may be, as so requested. The Company shall not be required to effect any split-up, combination, or exchange which will result in the issuance of Warrant Certificates entitling the Warrantholder thereof to purchase upon exercise a fraction of a Warrant Share. The Company may require such Warrantholder to pay a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split-up, combination or exchange of Warrants.

Section 5.02. Restrictions on Transfer. No Warrant may be transferred until the applicable Exercise Time of such Warrant; thereafter, there shall be no restriction on the ability of the Directors to transfer beneficial interest in the Warrants, provided that any such transfers shall be made only in accordance with and subject to the provisions of the Securities Act and the rules and regulations promulgated thereunder.

ARTICLE VI

OTHER MATTERS

Section 8.01. Company and Director Representations.

(a) The Company hereby represents and warrants that (i) all necessary corporate action has been duly and validly taken by the Company to authorize the execution, delivery, and performance of this Agreement and any Warrant Certificates issued in connection herewith and, upon exercise of the Warrants or any successor warrants, the issuance of the Warrant Shares; and (ii) this Agreement and the initial Warrant Certificate representing the Warrants issued to the Warrantholders have been duly and validly executed and delivered by the Company and constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by generally equitable principles.

(b) Each Director, severally with respect to itself and not for any other Director, hereby represents and warrants, both on its own behalf and on behalf of any affiliate of such Director that has been designated by such Director to acquire or hold all or a portion of the Warrants granted to such Director hereunder (any such affiliate, together with its affiliated Director, is referred to herein as a “Warrant Acquiror”), that (i) each such Warrant Acquiror is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (ii) each such Warrant Acquiror is acquiring the Warrants or Warrant Shares for its own account for investment and not with a view toward distribution, and no such Warrant Acquiror has any present agreement, arrangement, or commitment to dispose of any Warrants or Warrant Shares, in each case except pursuant to a registered offering under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws; and (iii) each such Warrant Acquiror understands that neither the Warrants nor the Warrant Shares have been registered under the Securities Act or any applicable state securities laws.

Section 8.02 Regulatory Capital Requirements. All Warrants issued pursuant to this Warrant Agreement are subject to the requirement that, notwithstanding any other provision of this Warrant Agreement or the Warrant Certificate, the Company’s primary bank regulator shall at any time have the right to require the Warrantholder to exercise or forfeit the Warrant if the Company’s capital falls below minimum capital required as determined by the Company’s primary bank regulator.

Section 8.03. Successors and Assigns. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrantholders shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 8.04. No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Warrantholders or otherwise conflicts with the provisions hereof. The rights granted to the Warrantholders hereunder do not in any way conflict with and are not inconsistent with the rights granted to holders of the Company’s securities under any other agreements.

Section 8.05. Integration/Entire Agreement. This Agreement and any Warrant Certificate issued in connection herewith are intended by the parties as final expressions of their agreement and intended to be complete and exclusive statements of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement and any Warrant Certificates issued hereunder supersede all or prior agreements and understandings between the parties with respect to such subject matter.

Section 8.06. Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented, or waived except pursuant to a written instrument signed by the Company and a majority in interest of the Eligible Holders.

Section 8.07. Survival. The obligations of the Company, the Warrantholders and each Eligible Holder under Articles V and VI of this Agreement shall survive the exercise of all of the Warrants.

Section 8.08. Governing Law. This Agreement and any Warrant Certificate issued pursuant to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Alabama.

Section 8.09. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable, the validity, legality, and enforceability of any such provisions in every other respect, and of the remaining provisions contained herein, shall not be affected or impaired thereby.

Section 8.10. Notice. Any notices or certificates by the Company to any Warrantholder and by any Warrantholder to the Company shall be deemed delivered if in writing and delivered in person or by registered or certified mail (return receipt requested), if to any Warrantholder, to it at the address for notices set forth on its signature page hereto, and if to the Company, addressed to it at: Keystone Bank, P.O. Box 3405 Auburn, Alabama 36861, Attention: Mr. John F. Gittings, Chief Executive Officer.

Section 8.11. Section 409A of the Code. The Agreement shall be administered, operated, and interpreted such that all Warrants granted hereunder are not considered deferred compensation subject to Section 409A or the Code and the Company shall have the discretion to modify or amend any Warrant granted hereunder and any Warrant Certificate (and may do so retroactively); provided that any such modification or amendment is necessary to cause such Warrant to be exempt from Section 409A of the Code and is not materially prejudicial to the affected Warrantholder.

The Company may change its address by written notice to the Warrantholders and any Warrantholder may change its address by written notice to the Company.

[Signatures on following pages]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the Company under its corporate seal as of the date and year first written above.

KEYSTONE BANK

By:
Name:
Its

ACCEPTED AND AGREED:

By:
Name:
Title:

Address for notices:

Attention:
Telephone:
Facsimile:

Exhibit “A”

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON THE EXERCISE THEREOF MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

VOID AFTER 5:00 P.M., ALABAMA TIME, ON THE APPROPRIATE EXPIRATION DATE (AS DEFINED IN THE WARRANT AGREEMENT REFERRED TO HEREIN).

WARRANT CERTIFICATE REPRESENTING

WARRANTS TO PURCHASE SHARES OF THE

COMMON STOCK, $10 PAR VALUE PER SHARE,

OF

KEYSTONE BANK

No. W-	Shares

This certifies that                                           (the “Warrantholder”) is entitled to purchase from Keystone Bank, an Alabama state bank (the “Company”), subject to the terms and conditions hereof, at any time on or after the appropriate Exercise Time and before the corresponding Expiration Date (each as defined in the Warrant Agreement described below), 25,000 fully paid and non-assessable shares of the Common Stock, $10 par value per share, of the Company stated above at the exercise price, subject to adjustment in certain events (the “Exercise Price”), of $10 per share of Common Stock upon surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Warrant Agreement dated as of March 2, 2007 by and among the Company and the Directors listed on the signature pages thereto (the “Warrant Agreement”). Payment of the Exercise Price shall be made by certified or official bank check payable to the order of the Company and by surrender of this Warrant Certificate in accordance with the terms of the Warrant Agreement.

All capitalized terms used in this Warrant Certificate, which are defined in the Warrant Agreement, shall have the meanings assigned to them in the Warrant Agreement.

No Warrant may be exercised after 5:00 p.m., Alabama time, on the appropriate Expiration Date, after which time all Warrants evidenced hereby, unless exercised prior thereto, shall be void.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Warrantholder, and any other holders of the Warrant.

Exhibit A-1

The Warrant Agreement provides that upon the occurrence of certain events the Exercise price and/or the type and/or number of the Company’s securities issuable hereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the Warrantholder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrant; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair the rights of the Warrantholder as set forth in the Warrant Agreement.

Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any change.

Upon the exercise of less than all of the Warrants evidenced by this Warrant Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such number of unexercised Warrants.

The Company may deem and treat the registered holder(s) as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated:

KEYSTONE BANK

By:
Name:
Its:

Exhibit A-2

ANNEX “A”

SUBSCRIPTION FORM

KEYSTONE BANK:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant Certificate attached hereto for, and to purchase thereunder,                  shares of Common Stock, as provided for in the Warrant Certificate, and tenders herewith payment of the purchase price in full in the form of cash or a certified or official bank check in the amount of $        .

Please issue a certificate or certificates for such Common Stock in the name of, and pay any cash for any fractional share to:

Name:
(Please sign and print)
NOTE: The above signature should correspond exactly with the name on the first page of the within Warrant Certificate or with the name of the assignee appearing in the Assignment attached hereto.

If said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder rounded up to the next higher number of shares.

Annex A-1

FIRST AMENDMENT

TO

WARRANT AGREEMENT

KEYSTONE BANK, an Alabama state bank, (the “Company”) hereby adopts and publishes on this      day of                     , this First Amendment to the Warrant Agreement, as follows:

RECITALS

WHEREAS, the Company entered into a Warrant Agreement with its Directors dated as of                      (the “Warrant Agreement”); and

WHEREAS, Section 8.06 of the Warrant Agreement provides that the Warrant Agreement may be amended pursuant to a written instrument signed by the Company and a majority in interest of the Eligible Holders; and

WHEREAS, Section 1.08 of the Warrant Agreement currently provides that the Warrants will (a) vest and become exercisable in equal increments over a period of five years and (b) immediately terminate if the Director ceases to serve as a Director of the Company for any reason; and

WHEREAS, the Company and the Eligible Holders desire to amend Section 1.08 to (a) permit accelerated vesting of Warrants upon the occurrence of an extraordinary event as determined by the Company’s Board of Directors in its sole discretion and (b) provide that any Warrants held by a Director that are vested and exercisable at the time the Director ceases to serve as a Director of the Company may be exercised by the Director (or the Director’s estate in the event of the Director’s death) at any time within a period of one-hundred and twenty (120) days from the date the Director ceases to serve as a Director of the Company.

NOW, THEREFORE, in consideration of the premises hereinabove set forth, the Company and a majority in interest of the Eligible Holders hereby amend the Warrant Agreement, as follows:

FIRST: Section 1.08 shall be amended to read in its entirety as follows:

1.08 “Exercise Time” means the Warrants will vest and become exercisable and transferable in equal increments over a period of five years, or immediately upon the occurrence of an extraordinary event, including by way of example but not limited to, the Director’s death or permanent disability, as determined by the Company’s Board of Directors in its sole discretion, and will remain exercisable for a ten-year period following the Closing Date; provided any Warrants held by a Director that (a) are not vested and exercisable at the time the Director ceases to serve as a Director of the Company shall terminate immediately on the date

1	First Amendment

the Director ceases to serve as a Director of the Company and (b) are vested and exercisable at the time the Director ceases to serve as a Director of the Company may be exercised at any time by the Director (or the Director’s estate in the event of the Director’s death) within a period of one-hundred and twenty (120) days from the date the Director ceases to serve as a Director of the Company but in no event beyond the ten-year period following the Closing Date.

SECOND: This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Amendment.

THIRD: In all other respects, the Warrant Agreement is hereby ratified, confirmed and approved.

(Signature Page Follows)

2	First Amendment

IN WITNESS WHEREOF, the Company and a majority in interest of the Eligible Holders have caused this First Amendment to be executed as of the date and year first above written.

KEYSTONE BANK

By:
Name:
Its:

ACCEPTED AND AGREED:

By:
Name:
Title:

3	First Amendment